SUPPLEMENT dated June 6, 2005

(To Prospectus Supplement dated May 25, 2005

To Prospectus dated January 25, 2005)

$525,124,000 (Approximate)

STRUCTURED ASSET SECURITIES CORPORATION

Mortgage Pass-Through Certificates, Series 2005-9XS

The definition of “Subordinate Net Funds Cap” on page S-92 is hereby deleted and replaced with the following:

“For any Distribution Date, the product of (a) the weighted average of (1) the Pool 1 Net Funds Cap and (2) an annual rate equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans in Pool 2 as of the first day of the related Collection Period (not including for this purpose Mortgage Loans in Pool 2 for which prepayments in full have been received and distributed in the month prior to that Distribution Date), weighted on the basis of the Pool Subordinate Amount for each Mortgage Pool and (b) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Accrual Period related to that Distribution Date.”

The Assumed Mortgage Loan Characteristics for Pool 2 in Annex C-1 on page S-C-1-2 are hereby amended by deleting the row containing assumed Mortgage Loan number 14 in its entirety.

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Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying prospectus supplement.